Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Woodmark Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-122438, 333-136867, 333-141621, 333-172059, 333-176902, 333-186266, 333-213222, 333-214895 and 333-223220) of American Woodmark Corporation of our report dated June 29, 2018, with respect to the consolidated balance sheets of American Woodmark Corporation and subsidiaries as of April 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2018, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of April 30, 2018, which reports appear in the April 30, 2018 annual report on Form 10-K of American Woodmark Corporation.
Our report dated June 29, 2018 on the effectiveness of internal control over financial reporting as of April 30, 2018, contains an explanatory paragraph that states that management has excluded from its assessment of the effectiveness of internal control over financial reporting the internal control over financial reporting of RSI Home Products, Inc. (RSI), which was acquired during the year ended April 30, 2018, and our audit of internal control over financial reporting also excludes an evaluation of the internal control over financial reporting of RSI.

/s/ KPMG LLP

McLean, Virginia
June 29, 2018